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ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
MOUNTAIN BANK HOLDING COMPANY

    These Articles of Amendment to the Articles of Incorporation of MOUNTAIN BANK HOLDING COMPANY, a Washington corporation, (the "Corporation") are hereby executed and delivered for filing in accordance with the provisions of Section 23B.10.060 of the Washington Business Corporation Act:

    1.  The name of the corporation is MOUNTAIN BANK HOLDING COMPANY.

    2.  Article II of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

ARTICLE II
Authorized Capital Stock

    The Corporation is authorized to issue, in the aggregate, 10,000,000 shares, no par value, of a single class of Common Stock.

    3.  Each share of Common Stock on the record date of April 10, 2000, is hereby reclassified and changed into two fully paid shares of Common Stock.

    4.  The above amendment was adopted on March 28, 2000.

    5.  The above amendment was duly approved by the Board of Directors in accordance with the provisions of Section 23B.10.020 of the Washington Business Corporation Act, shareholder approval was not required.

    DATED this 10th day of April, 2000.

MOUNTAIN BANK HOLDING COMPANY
/s/ ROY T. BROOKS Roy T. Brooks, Chief Executive Officer

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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF MOUNTAIN BANK HOLDING COMPANY
ARTICLE II Authorized Capital Stock